UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
 SECURITIES EXCHANGE ACT OF 1934

Date of Report:  May 12, 2006

  CUMMINS INC.
(Exact name of registrant as specified in its charter)

Indiana (State or other Jurisdiction of Incorporation)	1-4949 (Commission File Number)	35-0257090 (I.R.S. Employer Identification No.)

500 Jackson Street
P. O. Box 3005
Columbus, IN  47202-3005
(Principal Executive Office)  (Zip Code)

Registrant's telephone number, including area code:  (812) 377-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act  (17 CFR 240.14a-12)

[  ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.
(17 CFR  240.13e-4(c))

Item 2.04.    Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

            On May 8, 2006, the Board of Directors of Cummins Inc. (the Company) elected to redeem, on June 15, 2006, all $300 million of the 7% Convertible Cumulative Quarterly Income Preferred Securities ("QUIPS") issued through its wholly-owned subsidiary Cummins Capital Trust I (the "Trust").  The QUIPS were issued in June 2001.  Proceeds of the sale of the QUIPS were used by the Trust to purchase $300 million of the Company's 7% Junior Subordinated Convertible Debentures due June 15, 2031.  As a result of the election to redeem  the QUIPS, together with the related Debentures, will be converted into shares of Company Common Stock or redeemed in cash at the option of the holder.  A copy of the Company's press release dated May 9, 2006, is furnished as Exhibit 99 to this current report.

Item 5.03.    Amendments to Articles of Incorporation or By-Laws

Under previous Company By-Law provisions, unless the Company's Board of Directors established a different date, the Company's annual meeting of shareholders was to be held on the first Tuesday of April each year.  Since it has become impractical for the Company to hold its annual meeting earlier than May of each year, on May 9, 2006 the Board of Directors amended Section 1.1 of Article I of the By-Laws to read in its entirety as follows:

     Section 1.1.   Annual Meetings.  Annual meetings of the shareholders of the Corporation shall be held each year on such date, at such hour and at such place within or without the State of Indiana as shall be designated by the Board of Directors.  In the absence of such designation, the meeting shall be held on the first Tuesday of May of each year at the principal office of the Corporation at 11:00 a.m. (local time).  The Board of Directors may, by resolution, change the date or time of such annual meeting.  If the day fixed for any annual meeting of shareholders shall fall on a legal holiday, then such annual meeting shall be held on the first following business day that is not a legal holiday.

Item 9.01.    Financial Statements and Exhibits.

(c)	The following exhibits are furnished herewith:

99-Press Release dated May 9, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 12, 2006

Cummins Inc.
By: /s/ Marsha L. Hunt ______________________________ Marsha L. Hunt Vice President - Corporate Controller Principal Accounting Officer

FOR IMMEDIATE RELEASE

CONTACT:
Mark Land
Director of Public Relations
Cummins Inc.
317.610.2456
mark.d.land@cummins.com

Cummins to Redeem $300 Million in Long-Term Debt
-- Board of Directors Also Approves Quarterly Dividend --

COLUMBUS, IND. (May 9, 2006) - Cummins Inc. (NYSE: CMI) announced today that it will redeem $300 million worth of 7 percent convertible cumulative quarterly income preferred securities (also known as QUIPS) on June 15, 2006, the first call date. The debt was issued in June 2001 and was scheduled to mature in 2031.

By redeeming the QUIPS prior to maturity, the Company expects to reduce its interest expense by approximately $10.5 million in 2006 and $21 million annually starting in 2007. This redemption should have minimal impact on the Company's diluted earnings per share. Holders of the QUIPS will have the option of converting their holdings into shares of Cummins stock at a pre-determined price.

"Strengthening our balance sheet has been a priority for the Company as our financial performance has improved dramatically in the past two years," said Jean Blackwell, Cummins Executive Vice President and Chief Financial Officer. "Redeeming the QUIPS early allows us to further reduce our debt levels and will result in a significant savings in the long term."

Also today, the Company's Board of Directors declared a quarterly common stock cash dividend of 30 cents per share, payable June 1, 2006 to shareholders of record on May 18, 2006.

About Cummins

Cummins Inc., a global power leader, is a corporation of complementary business units that design, manufacture, distribute and service engines and related technologies, including fuel systems, controls, air handling, filtration, emission solutions and electrical power generation systems. Headquartered in Columbus, Indiana, (USA) Cummins serves customers in more than 160 countries through its network of 550 Company-owned and independent distributor facilities and more than 5,000 dealer locations. Cummins reported net income of $550 million on sales of $9.9 billion in 2005. Press releases can be found on the Web at www.cummins.com.

Information provided and statements on the webcast and in this release that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the company's expectations, hopes, beliefs and intentions on strategies regarding the future. It is important to note that the company's actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including, but not limited to, general economic, business and financing conditions, labor relations, governmental action, competitor pricing activity, expense volatility and other risks detailed from time to time in Cummins Securities and Exchange Commission filings.